Exhibit 10.4
April 1, 2026

Mark Schiller

Re:    Separation Agreement

Dear Mark:

This separation agreement (the “Agreement”) summarizes the terms of your separation from Kezar Life Sciences, Inc. (the “Company”) and sets forth the severance benefits offered to you by the Company pursuant to your Executive Employment Agreement, dated as of March 20, 2025 (the “Executive Employment Agreement”).
1.Employment Status and Final Payments.
2.    (a)     Separation Date. Your last day of work with the Company and your employment termination date will be the closing date (the “Closing Date”) of the transactions contemplated by that certain Agreement and Plan of Merger, by and among, the Company, Aurinia Pharma U.S., Inc. and Aurinia Merger Sub, Inc. (the “Transaction”), or such earlier date as determined by you and the Board of Directors. If termination occurs earlier than the Closing Date, the actual date of termination shall become the “Separation Date” for purposes of this Agreement.
3.    (b)    Accrued Salary. On the Separation Date, the Company will pay you all accrued salary earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to this payment regardless of whether or not you sign this Agreement.
4.    (c)    Expense Reimbursements. You agree that at least seven (7) days prior to the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses.
5.Severance Benefits. In full satisfaction of any obligations for the Company to provide you with severance benefits in accordance with your Executive Employment Agreement, if you timely sign and return this Agreement to the Company and allow the releases set forth herein to become effective, then the Company will provide you with the following “Severance Benefits”:
6.(a)    Cash Severance. The Company will pay you cash severance equal to (i) the sum of your Monthly Base Salary and Pro-Rata Bonus (each as defined in your Executive Employment Agreement) multiplied by (ii) twelve (12) months (the “Severance Payment”). Your Severance Payment will be paid to you in a lump sum, less applicable payroll deductions and withholdings, on the Separation Date, provided that the Agreement is effective by that date.

7.(b)    COBRA Premiums. The Company will pay you a fully taxable, one-time cash payment equal to the applicable monthly premium for you, your spouse and any dependents for the group health plan maintained by the Company as of your Separation Date, plus a gross-up amount intended to cover a portion of ordinary income tax attributable to the cash payment, multiplied by twelve (12) months (the “COBRA Payment”) The Company will pay you the COBRA Payment, less applicable deductions and withholdings, on the Separation Date, provided that the Agreement is effective by that date.
8.Equity. Pursuant to the terms of your Executive Employment Agreement, the vesting and exercisability of all outstanding stock options held by you on the Separation Date, which were granted under the Company’s 2018 Equity Incentive Plan (the “Equity Plan”), shall be accelerated in full in connection with the Transaction. Your stock options shall continue to be governed by the terms of the applicable grant notices, stock option agreements and the Equity Plan.
9.Other Compensation or Benefits. By executing this Agreement, you acknowledge and agree that the Company’s obligation to provide you with any severance benefits or any other payments are hereby extinguished (except for the benefits described in this Agreement). You further expressly acknowledge and agree that the Severance Benefits provided herein are in full and complete satisfaction of the Company’s obligations, if any, to pay you any severance or termination payments contemplated in the Executive Employment Agreement, as well as any other agreements, plans, and policies. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, commissions, stock or equity interests), severance or benefits before or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any vested stock options under the Plans. The gross-up amount of any COBRA Payment will be based on your top tax-bracket as determined solely by adding cash amounts paid to you by the Company in the relevant calendar year and will not include any other source of income, non-tax benefits or equity compensation.
10.Return of Company Property. By the close of business on the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property which you have in your possession or control, including, but not limited to, Company files, notes, correspondence, email, notebooks (including laboratory notebooks) drawings, records, plans, forecasts, data, reports, compilations of data, studies, analyses, proposals, agreements, financial information, legal files and information, research and development information, vendor lists, prospect information, operational and personnel information, specifications, databases, computer-recorded information, tangible property and equipment, credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information by the close of business on the Separation Date. You may keep your Company computer, provided that the Company will permanently delete and expunge all Company confidential or proprietary information from those systems such that you will not retain any copy or reproduction of such information in any form, in whole or in part; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is done. Your timely and full compliance with this Paragraph 5 is a condition precedent to your receipt of the Severance Benefits provided under this Agreement.
11.Proprietary Information Obligations. Both during and after your employment, you acknowledge and reaffirm your continuing obligations under your Confidential Information and Inventions Assignment Agreement (“Confidentiality Agreement”), including your obligations not to use or disclose any confidential or proprietary information of the Company. A copy of your Confidentiality Information, which you signed as a condition of employment, is attached to this Agreement as Exhibit A.
12.No Voluntary Adverse Action. You agree that you will not voluntarily (except in response to legal compulsion) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.
13.Cooperation. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages and attorneys’ fees) and will make reasonable efforts to accommodate your scheduling needs.
14.No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.
15.Release of Claims.
(a)General Release. In exchange for the Severance Benefits and other consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”). If requested by the Company, as a precondition to receiving your Severance Benefits, you may be required to sign a supplemental general release of claims in a form substantially similar to the Release of Claims in this Agreement on or prior to your Separation Date.
(b)Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in

Employment Act of 1967 (as amended) (the “ADEA”), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended). You acknowledge that you have been advised, pursuant to California Government Code Section 12964.5(b)(4), that you have a right to consult an attorney regarding this Agreement and that you were given a reasonable time period of not less than five business days in which to do so. You further acknowledge and agree that, in the event you sign this Agreement prior to the end of the reasonable time period, your decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period.
(c)ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (the “ADEA Waiver”), and that the consideration given for the ADEA Waiver is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your ADEA Waiver does not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have forty five (45) days to consider this Agreement (although you may choose voluntarily to sign it earlier); (iv) you have seven (7) days following the date you sign this Agreement to revoke the ADEA Waiver (by providing written notice of your revocation to the Company’s Chief Financial Officer); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by you provided that you do not revoke it (the “Effective Date”).
(d)Excluded Claims. Notwithstanding the foregoing, you are not releasing the Company hereby from: (i) any obligation to indemnify you pursuant to the Articles and Bylaws of the Company, any valid fully executed indemnification agreement with the Company, or applicable law; (ii) any rights you have to file or pursue a claim for workers’ compensation or unemployment insurance; (iii) any claims that cannot be waived by law; or (iv) any claims for breach of this Agreement.
16.Section 1542 Waiver. YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:
17.“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”
You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims herein.

18.Disclosure Under ADEA, 29 U.S.C. § 626(f)(1)(H). You hereby acknowledge that the Company has provided you with the ADEA Disclosure information (under Title 29 U.S. Code Section 626(f)(1)(H)), attached as Exhibit B to this Agreement.
19.Protected Rights. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the California Civil Rights Department, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive a government-issued award for information provided to any Government Agency in connection with a government whistleblower program or protected whistleblower activity, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. Nothing in this Agreement: (i) prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful; or (ii) waives any rights you may have under Section 7 of the National Labor Relations Act (subject to the release of claims set forth herein).
20.Representations. You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise, and have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.
21.General. This Agreement, including its exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and electronic signatures will suffice as original signatures.
22.[Signature page follows]

If this Agreement is acceptable to you, please sign and date the Agreement below, and return the fully executed Agreement to me eight (8) days prior to the Closing Date. The Company’s severance offer will automatically lapse and expire if we do not receive the fully executed Agreement back from you within that timeframe.

We wish you the best in your future endeavors.
Sincerely,
Kezar Life Sciences, Inc.
By:/s/ Christopher Kirk, Ph.D.
Christopher Kirk, Ph.D.
Chief Executive Officer
Exhibit A – Confidentiality Agreement
Exhibit B – ADEA Disclosure

I have read, understand and agree fully to the foregoing Agreement:

/s/ Mark Schiller    April 1, 2026
Mark Schiller     Date

Exhibit A
CONFIDENTIALITY AGREEMENT

Exhibit B
ADEA DISCLOSURE
(TITLE 29 U.S. CODE SECTION 626(f)(1)(H))
1.    All departments were selected for the termination program.
2.    All employees are eligible to participate in the termination program and receive severance if the employee signs the agreement presented.
3.    You and all others receiving this disclosure will have forty-five (45) days from the date you receive it to review the terms and conditions of the severance package and to decide whether to accept the package.

4.    The factors the Company used to determine which job positions would be eliminated pursuant to the program were: wind-down of business operations.